Exhibit 99.1

Schnitzer Reports First Quarter 2015 Financial Results

Year-Over-Year Improvement in Earnings Per Share

Productivity and Cost Reduction Initiatives Contributed Significantly to Results

Implementing New Initiatives in Auto Parts Business

PORTLAND, Ore.--(BUSINESS WIRE)--January 8, 2015--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported financial results for its fiscal 2015 first quarter ended November 30, 2014. During the quarter, the market experienced the steepest decline in ferrous prices since 2012. From September through November 2014, ferrous export selling prices declined approximately $80 per ton, or 20%, and ferrous domestic prices declined approximately $60 per ton, or 15%. For the quarter, we reported adjusted earnings per share of $0.08, excluding the adverse impact of reselling or modifying the terms of certain previously contracted bulk ferrous shipments and charges attributed to restructuring. This compares to the first quarter of fiscal 2014 adjusted loss per share of $0.18, excluding charges attributed to restructuring. The reported loss per share of $0.09 for the first quarter ended November 30, 2014 compares to a reported loss per share of $0.23 for the prior year quarter.

During the first quarter of fiscal 2015, all three business segments generated positive operating income, largely due to benefits from productivity initiatives. Our Metals Recycling and Auto Parts Businesses were both significantly impacted by the decline in ferrous selling prices, resulting in an adverse impact from average inventory accounting estimated to be approximately $9 million, or $0.23 per share, which offset the benefits of productivity improvements and cost savings. Metals Recycling's adjusted operating income per ton of $8 excluded the impact of reselling or modifying the terms of certain previously contracted bulk ferrous shipments for delivery during the first quarter of approximately $6 per ton. Metals Recycling's reported operating income per ton of $2 increased from $1 operating income per ton reported in the first quarter of fiscal 2014, notwithstanding an estimated adverse impact of approximately $7 per ton from average inventory accounting. In Auto Parts, operating income of $2 million included an estimated adverse impact of average inventory accounting of approximately $2 million. Our Steel Manufacturing Business generated $6 million in operating income, continuing to benefit from strong demand in West Coast construction markets and contributions from productivity initiatives.

"While global commodity markets remain challenging, the recovering US economy is driving higher domestic demand for steel. Our Steel Manufacturing Business more than tripled its first quarter operating income versus last year benefiting from higher selling prices, increased rolling mill utilization and contributions from productivity improvements. In our Metals Recycling Business, we delivered ahead of schedule on our productivity improvement and cost savings initiatives which contributed significantly toward year-over-year improved performance in that segment," said Tamara Lundgren, President and Chief Executive Officer. "We are continuing to take steps to improve business efficiency and reduce our cost base across our organization. We have identified further targeted initiatives in our Auto Parts Business and now anticipate annual benefits of $14 million, which is up from the $7 million we previously announced, approximately half of which we expect to realize during the second half of fiscal 2015. We believe these actions will continue to enhance our performance and should provide greater opportunity for margin expansion as market conditions improve.”

Summary Results
($ in millions, except per share amounts)
	Quarter
	1Q15	1Q14	Change	4Q14	Change
Revenues	$556	$588	(5)%	$692	(20)%
Operating Income (Loss)	$—	$(4)	NM	$16	(100)%
Resale or modification of certain previously contracted shipments	6	—	NM	—	NM
Restructuring Charges and Other Exit-related Costs	1	2	66%	—	61%
Adjusted Operating Income (Loss)(1)(3)	$6	$(2)	NM	$16	(61)%
Net Income (Loss) attributable to SSI(2)	$(2)	$(6)	60%	$7	NM
Net Income (Loss) from continuing operations attributable to SSI	$(2)	$(6)	60%	$6	NM
Adjusted Net Income (Loss) from continuing operations attributable to SSI	$2	$(5)	NM	$9	(76)%
Net Income (Loss) per share attributable to SSI(2)	$(0.09)	$(0.23)	61%	$0.27	NM
Net Income (Loss) per share from continuing operations attributable to SSI	$(0.09)	$(0.23)	61%	$0.24	NM
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$0.08	$(0.18)	NM	$0.33	(76)%
(1) Adjusted operating income excludes the impact of the resale or modification of certain previously contracted bulk ferrous shipments for delivery in the first quarter of fiscal 2015, restructuring charges and other exit-related costs. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Net income per share in the fourth quarter of fiscal 2014 includes a $1 million benefit after tax from discontinued operations related to a reduction in environmental liabilities of previously disposed operations.
(3) May not foot due to rounding.
NM = not meaningful

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	1Q15	1Q14	Change	4Q14	Change
Total Revenues	$456	$490	(7)%	$560	(19)%

Ferrous Revenues	$338	$370	(9)%	$416	(19)%
Ferrous Volumes	938	978	(4)%	1,092	(14)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$328	$348	(6)%	$351	(7)%

Nonferrous Revenues	$113	$113	—%	$137	(18)%
Nonferrous Volumes	127	124	3%	156	(18)%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.85	$0.89	(4)%	$0.85	—%

Operating Income(2)	$2	$1	226%	$15	(87)%
Operating Income per Fe ton	$2	$1	239%	$14	(85)%

Adjusted Operating Income(3)	$8	$1	1,172%	$15	(50)%
Adjusted Operating Income per Fe ton	$8	$1	1,225%	$14	(42)%
(1) Sales prices are shown net of freight.
(2) Operating income does not include the impact of restructuring charges and other exit-related costs.
(3) Adjusted operating income for the first quarter of fiscal 2015 excludes the impact of the resale or modification of certain previously contracted bulk ferrous shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Sales Volumes: Ferrous sales volumes of 1 million tons in the first quarter declined 4% from the prior year quarter, primarily due to weaker export demand and the impact of the lower price environment on scrap supply and the timing of shipments. Nonferrous sales volumes of 127 million pounds increased 3% from the prior year quarter, largely due to higher processing efficiencies.

In total, export customers accounted for 64% of our ferrous sales volumes. Ferrous and nonferrous products were shipped to 16 countries, with Turkey, Egypt and Thailand the top export destinations for ferrous shipments.

Pricing: Beginning in August, ferrous scrap metal pricing dropped sharply, resulting in a decline in average export selling prices of $33 per ton, or 9%, from fourth quarter levels. Nonferrous prices in the first quarter were in line sequentially.

Margins: Reported operating income per ton of $2 increased by $1 per ton from the prior year quarter, largely due to benefits from productivity initiatives which offset the estimated $7 per ton adverse impact of average inventory costs. These did not decline as quickly as purchase prices, resulting in operating margin compression compared to the fourth quarter of fiscal 2014. Adjusted operating income of $8 per ferrous ton in the first quarter of fiscal 2015 excluded a $6 million adverse impact from reselling or modifying the terms, at significantly lower prices, of previously contracted bulk ferrous shipments for delivery in the quarter. Due to the sharp decline in selling prices that occurred during the quarter, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and October 2014.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions, volume 000s)
	Quarter
	1Q15	1Q14	Change	4Q14	Change
Revenues	$81	$80	2%	$88	(8)%
Operating Income(1)	$2	$6	(65)%	$5	(57)%

Car Purchase Volumes	97	91	7%	106	(8)%
Locations (end of quarter)	62	62	—%	62	—%
(1) Operating income does not include the impact of restructuring charges and other exit-related costs.

Revenues: Revenues in the first quarter increased 2% from the prior year quarter due to higher car volumes which offset the adverse impact of lower commodity prices.

Margins: Operating margins of 2% were lower compared to the prior year first quarter, primarily due to an estimated adverse impact of $2 million from average inventory accounting and the sharp drop in commodity prices which further compressed operating margins. Cost reduction and productivity initiatives currently underway are expected to benefit operating performance in fiscal 2015, primarily in the second half.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)
	Quarter
	1Q15	1Q14	Change	4Q14	Change
Revenues	$95	$88	8%	$117	(19)%
Operating Income	$6	$2	256%	$9	(28)%

Avg. Net Sales Prices ($/ST)	$683	$657	4%	$688	(1)%
Finished Goods Sales Volumes	127	128	(1)%	156	(18)%

Sales Volumes: Finished steel sales volumes of 127 thousand tons were in line with the prior year first quarter but lower sequentially due to a planned maintenance outage.

Pricing: Average net sales prices for finished steel products increased 4% from the prior year first quarter, reflecting higher demand for long products on the West Coast.

Margins: Operating income of $6 million increased substantially compared to the prior year first quarter, with the strong quarterly performance improvement resulting from higher selling prices, increased rolling mill utilization and contributions from productivity improvements.

Productivity Improvements

We achieved ahead of schedule our targeted $40 million in benefits under the cost reduction and productivity program announced in fiscal 2014, delivering $10 million in benefits during the first quarter of fiscal 2015, an increase of $6 million from the prior year first quarter. These benefits offset the impact of volatile market conditions during the first quarter and contributed to the positive operating income generated in each of our business segments.

Beginning in the fourth quarter of fiscal 2014, our Auto Parts Business launched cost reduction and productivity initiatives targeted to achieve annual savings of $7 million. Today, we are announcing an increase of our target to $14 million. The completion of these initiatives is expected to yield higher earnings and increased efficiencies by centralizing and streamlining field support activities, reducing organizational layers and achieving cost reductions. The initiatives announced today are expected to reduce annual SG&A costs by $7 million. We anticipate a workforce reduction of approximately 4% of Auto Parts headcount and a restructuring charge of $2 million. We expect to realize approximately 50% of the targeted annual benefits in fiscal 2015, primarily in the second half, with the full annual run rate expected to be reached in fiscal 2016.

Corporate Items

During fiscal 2015, the Company expects to invest approximately $40 million in capital expenditures and continue to return capital to shareholders through its quarterly dividend. Net debt of $326 million at the end of the first quarter was $32 million higher than at the end of the fourth quarter in fiscal 2014 due to increased net working capital which included the impact of the timing of shipments. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

The Company anticipates a full year effective tax rate of 27%, subject to financial performance for the remainder of the year.

Analysts' Conference Call: First Quarter of Fiscal 2015

A conference call and slide presentation to discuss results will be held today, January 8, 2015, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2014	August 31, 2014	November 30, 2013

REVENUES:
Metal Recycling Business:
Ferrous sales	$337,578	$415,558	$369,555
Nonferrous sales	112,593	137,351	113,154
Other sales	6,107	7,186	7,600
TOTAL MRB SALES	456,278	560,095	490,309

Auto Parts Business	80,921	87,979	79,635
Steel Manufacturing Business	95,218	117,021	88,123
Intercompany sales and eliminations	(76,827)	(73,191)	(70,322)
Total Revenues	$555,590	$691,904	$587,745

OPERATING INCOME:
Adjusted Metal Recycling Business(1)	$7,503	$15,151	$590
Auto Parts Business	1,961	4,516	5,609
Steel Manufacturing Business	6,207	8,626	1,744
Segment operating income(2)	15,671	28,293	7,943

Corporate expense	(8,994)	(12,903)	(8,725)
Intercompany eliminations	(395)	724	(1,031)
Adjusted Operating income (loss)	6,282	16,114	(1,813)

Resale or modification of certain previously contracted shipments	(5,581)	—	—
Restructuring charges and other exit-related costs	(623)	(386)	(1,812)
Total operating income (loss)	$78	$15,728	$(3,625)

(1) Adjusted operating income excludes the impact of the resale or modification of certain previously contracted bulk ferrous shipments for delivery in the first quarter of fiscal 2015. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

(2) Segment operating income does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2014	August 31, 2014	November 30, 2013
Revenues	$555,590	$691,904	$587,745
Cost of goods sold	510,022	624,495	542,417
Selling, general and administrative	45,367	51,567	47,550
Income from joint ventures	(500)	(272)	(409)
Restructuring charges and other exit-related costs	623	386	1,812
Operating income (loss)	78	15,728	(3,625)
Interest expense	(2,424)	(2,707)	(2,702)
Other income, net	753	621	176
Income (loss) before income taxes	(1,593)	13,642	(6,151)
Income tax benefit (expense)	(8)	(6,304)	784
Income (loss) from continuing operations	(1,601)	7,338	(5,367)
Income from discontinued operations	—	857	—
Net income (loss)	(1,601)	8,195	(5,367)
Net income attributable to noncontrolling interests	(871)	(942)	(861)
Net income (loss) attributable to SSI	$(2,472)	$7,253	$(6,228)

Basic:
Income (loss) per share from continuing operations attributable to SSI	$(0.09)	$0.24	$(0.23)
Earnings per share from discontinued operations	—	0.03	—
Income (loss) per share attributable to SSI	$(0.09)	$0.27	$(0.23)
Diluted:
Income (loss) per share from continuing operations attributable to SSI	$(0.09)	$0.24	$(0.23)
Earnings per share from discontinued operations	—	0.03	—
Income (loss) per share attributable to SSI	$(0.09)	$0.27	$(0.23)

Weighted average number of common shares:
Basic	26,944	26,900	26,755
Diluted	26,944	27,103	26,755
Dividends declared per common share	$0.1875	$0.1875	$0.1875

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
						Fiscal
	1Q15	1Q14	2Q14	3Q14	4Q14	2014
Metals Recycling Business
Ferrous Selling Prices ($/LT)(1)
Domestic	$344	$356	$374	$354	$349	$358
Exports	$319	$344	$361	$341	$352	$350
Average	$328	$348	$365	$346	$351	$353

Ferrous Sales Volume (LT)
Domestic	333,798	322,531	328,005	344,526	328,308	1,323,369
Export	604,626	655,072	701,259	679,009	763,608	2,798,948
Total	938,424	977,603	1,029,264	1,023,535	1,091,916	4,122,317

Nonferrous Average Price ($/LB)(1)	$0.85	$0.89	$0.86	$0.86	$0.85	$0.86

Nonferrous Sales Volume (LB, in 000s)	127,473	123,941	135,935	139,273	155,659	554,808

Steel Manufacturing Business
Sales Prices ($/ST)(1) (2)
Average	$683	$657	$676	$686	$688	$677

Sales Volume (ST)(2)
Rebar	79,065	83,618	83,838	85,633	101,076	354,165
Coiled Products	40,361	38,322	25,656	41,892	46,682	152,552
Merchant Bar and Other	7,698	6,222	5,305	6,984	7,979	26,490
Total	127,124	128,162	114,799	134,509	155,737	533,207

Auto Parts Business
Car purchase volumes (000)	97	91	85	98	106	380
Number of self-service locations at end of quarter	62	62	61	61	62	62

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	November 30, 2014	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$14,666	$25,672
Accounts receivable, net	155,597	189,359
Inventories	244,268	216,172
Other current assets	36,067	32,729
Total current assets	450,598	463,932

Property, plant and equipment, net	507,970	523,433

Goodwill and other assets	363,608	367,845

Total assets	$1,322,176	$1,355,210

Liabilities and Equity
Current liabilities:
Short-term borrowings	$471	$523
Other current liabilities	134,476	176,747
Total current liabilities	134,947	177,270

Long-term debt	340,355	318,842

Other long-term liabilities	86,027	83,121

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	755,921	770,784
Noncontrolling interests	4,926	5,193
Total equity	760,847	775,977
Total liabilities and equity	$1,322,176	$1,355,210

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted MRB operating income, adjusted net income from continuing operations attributable to SSI and adjusted diluted earnings per share from continuing operations attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring and other exit-related costs that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, to improve comparability of our operating performance between periods, these measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms during the first quarter of 2015 of certain previously contracted ferrous bulk shipments for delivery in the quarter. Due to the sharp decline in selling prices that occurred during the quarter, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and October 2014. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	1Q15	4Q14	1Q14
Consolidated Operating Income (Loss):
Operating Income (Loss)	$—	$16	$(4)
Restructuring Charges and Other Exit-Related Costs	1	—	2
Resale or modification of certain previously contracted shipments	6	—	—
Adjusted Operating Income (Loss)(1)	$6	$16	$(2)

MRB Operating Income:
Operating Income	$2	$15	$1
Resale or modification of certain previously contracted shipments	6	—	—
Adjusted Operating Income	$8	$15	$1

Net Income (Loss) from continuing operations attributable to SSI
($ in millions)	Quarter
	1Q15	4Q14	1Q14
Net Income (Loss) from continuing operations attributable to SSI	$(2)	$6	$(6)
Restructuring Charges and Other Exit-related Costs, net of tax	—	3	1
Resale or modification of certain previously contracted shipments, net of tax	4	—	—
Adjusted Net Income (Loss) from continuing operations attributable to SSI	$2	$9	$(5)

(1) May not foot due to rounding.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	1Q15	4Q14	1Q14
Net Income (Loss) per share attributable to SSI	$(0.09)	$0.27	$(0.23)
Earnings per share from discontinued operations	—	0.03	—
Net Income (Loss) per share from continuing operations attributable to SSI	(0.09)	0.24	(0.23)
Restructuring Charges and Other Exit-related Costs, net of tax, per share	0.02	0.09	0.05
Resale or modification of certain previously contracted shipments, net of tax, per share	0.15	—	—
Adjusted Diluted EPS from continuing operations attributable to SSI	$0.08	$0.33	$(0.18)
Debt, Net of Cash
($ in thousands)
	November 30, 2014	August 31, 2014
Short-term borrowings	$471	$523
Long-term debt, net of current maturities	340,355	318,842
Total debt	340,826	319,365
Less: cash and cash equivalents	14,666	25,672
Total debt, net of cash	$326,160	$293,693

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in North America with operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its self-service facilities located in 16 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 110th year of operations in 2015.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected cost reductions related to restructuring initiatives; the benefit of business realignment, cost containment and productivity improvement programs and initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com